SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   September 4, 2018

COMMUNITY FIRST BANCSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Federal	001-38074	82-1147778
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3175 Highway 278, Covington, Georgia	30014
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (770) 786-7088

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On September 4, 2018, Community First Bancshares, Inc. (the "Company") and Newton Federal Bank (the "Bank") entered into employment agreements with each of Johnny S. Smith, President and Chief Executive Officer of the Company and the Bank, Gregory J. Proffitt, Executive Vice President and Chief Operating Officer of the Company and the Bank and Tessa M. Nolan, Senior Vice President and Chief Financial Officer of the Company and the Bank.  On that same date, the Bank entered into an employment agreement with Kenneth D. Lumpkin, Executive Vice President and Chief Lending and Marketing Officer of the Bank, with the Company acting as a guarantor of the payments and benefits promised under the agreement by the Bank.  Mr. Lumpkin is not an employee of the Company. The effective date of each of the employment agreements is September 1, 2018.
The employment agreement with Mr. Smith has an initial term of three years.  The employment agreements with Messrs. Proffitt and Lumpkin and Ms. Nolan have an initial term of two years.  Each year, the boards of directors of the Company and the Bank (the Bank in the case of Mr. Lumpkin) may renew the terms of the employment agreements for another year so that they again become a three-year term (in the case of Mr. Smith) or two-year terms (in the case of the other executive officers).  If the Company or the Bank enters into a transaction that would constitute a "change in control" under the agreements, the terms of the agreements will automatically extend to three years (in the case of Mr. Smith) and two years (in the case of the other executive officers) from the effective date of the change in control.
Under the employment agreements, the current annual base salaries for Messrs. Smith, Proffitt and Lumpkin and Ms. Nolan are $230,000, $180,000, $170,000 and $120,000, respectively.  Each executive officer's base salary will be reviewed at least annually to determine whether an increase is appropriate.  In addition to base salary, the executives are entitled to participate in bonus and incentive programs and benefit plans available to management employees and will be reimbursed for all reasonable business expenses incurred. Mr. Smith is also provided with an automobile and Mr. Lumpkin is provided with an automobile allowance.
Under the employment agreements, if the Company or the Bank (just the Bank in the case of Mr. Lumpkin) terminates the executive's employment for "cause," as that term is defined in the employment agreements, the executive will not receive any compensation or benefits after the termination date other than compensation and benefits that have accrued through the date of the termination.  If the Company or the Bank terminates the executive's employment without cause or if the executive terminates employment for "good reason," as that term is defined in the employment agreements, the Company or the Bank will pay the executive an amount equal to the greater of (i) the base salary or (ii) the average monthly compensation (as defined in the agreement) that would be due to the executive for the remaining term of the agreement.  The payment will be made in a lump sum within five days of the executive's termination.  If the termination of employment occurs during the term of the employment agreement but following a change in control, the executive will receive a payment equal to three times (in the case of Mr. Smith) or two times (in the case of the other executive officers) the average base salary, bonus and profit sharing contributions paid or provided to the executive officer during the calendar year immediately preceding the change in control or, if greater, the annualized base salary, bonus and profit sharing contributions.  The payment will be made in a lump sum within five days following the termination of employment.
The employment agreements also contain certain post-employment obligations (non-competition and non-solicitation) that may apply for 24 months following a termination of employment depending on the nature of the termination.

The foregoing description of the employment agreements does not purport to be complete and it is qualified in its entirety by reference to copies of the employment agreements included as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report and incorporated by reference into this Item 5.02.

Item 9.01                Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number Description

Exhibit 10.1	Employment Agreement between Newton Federal Bank, Community First Bancshares, Inc. and Johnny S. Smith

Exhibit 10.2	Employment Agreement between Newton Federal Bank, Community First Bancshares, Inc. and Gregory J. Proffitt

Exhibit 10.3	Employment Agreement between Newton Federal Bank, Community First Bancshares, Inc. and Tessa M. Nolan

Exhibit 10.4	Employment Agreement between Newton Federal Bank, Community First Bancshares, Inc. (as guarantor) and Kenneth D. Lumpkin

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMMUNITY FIRST BANCSHARES, INC.

DATE: September 7, 2018	By:	/s/ Tessa M. Nolan
Tessa M. Nolan
Senior Vice President and Chief Financial Officer